Exhibit 99.1

TouchTunes Corporation and Victory Acquisition Corp. Announce Definitive Merger Agreement

—One of America’s Largest Out-of-Home Interactive Entertainment Networks to Access Equity Capital to Fuel Growth and Expansion of New Products

—Deal Subject to Stockholder and Regulatory Approval

NEW YORK—March 24, 2009—TouchTunes Corporation (“TouchTunes”), one of the largest out-of-home interactive entertainment networks in America, and Victory Acquisition Corp. (“Victory”) (NYSE Amex: VRY), a specified purpose acquisition company, today announced that they have signed a definitive merger agreement.

Pursuant to the agreement, Victory will acquire TouchTunes for 33 million shares of Victory stock. Victory also will assume up to approximately $40 million in net debt. TouchTunes stockholders will also be eligible to receive up to an additional 9.5 million shares based on the achievement of certain future EBITDA targets over the next five years.

The combined company will operate as TouchTunes and is expected to trade publicly on the NASDAQ Stock Market or another national stock exchange. Its corporate headquarters will remain in New York and its main Canadian offices will continue to be based in Montreal.

TouchTunes provides innovative solutions to more than 38,000 bars, restaurants, retailers and other businesses in North America. Its TouchTunes digital jukeboxes are an industry leader and play more than 700 million songs annually—second only to Apple’s iTunes in providing digital music. Its newly introduced Barfly interactive television entertainment network is designed to allow advertisers to capture the coveted 21-34 year old demographic with its innovative screen-within-a-screen system. TouchTunes’ PlayPorTT portable broadband entertainment systems have initially targeted national restaurant chains for its family-friendly series of over 50 proprietary video and electronic games. TouchTunes expects to have 1,500 PlayPorTT units deployed by the end of the second quarter of 2009.

“We are excited about the merger with Victory because it will allow us to access significant equity capital to leverage our existing installed customer base, and rapidly roll-out the Barfly and PlayPorTT product initiatives,” said William Meder, TouchTunes Chairman and Chief Executive Officer. “Our 38,000 locations generate over three billion consumer visits annually providing advertisers with exceptional opportunities to interact with consumers,” said Meder.

“We believe that Victory’s capital will allow TouchTunes to accelerate the EBITDA growth that TouchTunes has already experienced in its existing jukebox business,” said Eric Watson, Chairman of Victory. “With up to $310 million in equity capital at closing, TouchTunes should be able to expand its market presence and accelerate its already significant technology lead and distribution channel advantage,” said Watson.

“TouchTunes’ opportunity to take Barfly and PlayPorTT from their initial pilot success and deploy them into TouchTunes’ existing 38,000 location base and beyond makes the marriage with Victory’s capital an outstanding investment proposition for our loyal shareholders,” said Jonathan J. Ledecky, President of Victory. “Our due diligence revealed several major national brands that are interested in advertising on the Barfly platform if it can scale to capture the customer visit traffic generated by an accelerated national roll-out schedule,” said Ledecky.

The proposed transaction is subject to Victory receiving stockholder approval of the transaction and customary closing conditions. It is anticipated that Victory will mail a final merger proxy statement on or about April 13, 2009 with a stockholder vote and closing to occur by April 24, 2009.

A copy of the preliminary merger proxy statement, along with a copy of the merger agreement and an informational slide show has been filed today with the Securities and Exchange Commission. A copy of these filings can be found on the SEC website and may also be found on Victory Acquisition Corp’s website at www.victoryacq.com.

About TouchTunes Corporation

TouchTunes Corporation is one of the largest out-of-home interactive digital entertainment networks, providing innovative solutions to more than 38,000 bars, restaurants, retailers and other businesses in North America. TouchTunes introduced the world’s first digital downloading, pay-per-play commercial jukebox in 1998 and now plays approximately 700 million songs annually. TouchTunes also recently began to offer Barfly, a proprietary interactive television network consisting of a screen within a television screen designed to provide unique content, programming and social networking opportunities within its technologically advanced digital system. PlayPorTT is a portable broadband entertainment system with over 50 proprietary video and electronic games utilized to enhance the in-restaurant dining experience. TouchTunes is currently a privately held U.S. corporation with offices in New York City, Lake Zurich, Illinois and Montreal, Quebec, Canada. For further information on TouchTunes, please visit www.touchtunes.com.

About Victory Acquisition Corp.

Victory Acquisition Corp. (NYSE Amex: VRY, VRY.WT, VRY.U) is a specified purpose acquisition company (“SPAC”) formed by veteran investors and entrepreneurs Jonathan Ledecky and Eric Watson for the purpose of effecting a merger, capital stock exchange, asset acquisition or similar business combination with an entity that has an operating business. Victory raised $330 million in an initial public offering in April 2007. Victory has 33 million shares outstanding along with 38 million warrants convertible into shares at an exercise price of $7.50. It currently has approximately $330 million in equity capital equal to approximately $10.00 per share. For further information on Victory Acquisition Corp. please go to www.victoryacq.com

Contacts:

Media:

Nevin Reilly

Sloane Public Relations

212-446-1893

Investors:

Don Duffy and Seth Potter

Devlin Lander and Katharine O’Brien

ICR

203-682-8200

TouchTunes Corporation Contact:

Geoff Mott

514-242-3928

Victory Acquisition Corp. Contact:

Paul Vassilakos and Miles Leahy

Petrina Advisors

212-521-4399